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EXHIBIT 10.15

                              CONSULTING AGREEMENT
                              --------------------

         This AGREEMENT. dated as of June 1, 2001, is by and between FRANKLYN S. BARRY, JR. ("Consultant") residing at 1141 Delaware Avenue, Unit 3N, Buffalo, New York, 14209 and AETHLON MEDICAL. INC., formerly Bishop Equities, Inc. d/b/a Aethlon Medical ("Company"), a Nevada corporation with its principal office at 7825 Fay Avenue, Suite 200, La Jolla, California 92037.

                                    RECITALS:
                                    ---------

         WHEREAS, Consultant and the Company are parties to an Employment Agreement dated as of April 1, 1999 (the "Employment Agreement") pursuant to which Consultant has served as the Chief Executive Officer and President of the Company and its subsidiary Hemex, Inc.: and

         WHEREAS, as part of the Company's decision to consolidate all scientific and administrative functions in San Diego and to close its facilities in Buffalo, the Consultant's employment as Chief Executive Officer and President of' the Company and its subsidiary Hemex, Inc. was terminated effective June 1, 2001 by the Company "Without Cause," as that term is used in the Employment Agreement; and

         WHEREAS. as a result of the termination of Consultant's employment he is entitled to the payments and benefits set forth in Section 4.3 of the Employment Agreement; and

         WHEREAS, the Company desires to engage Consultant as an adviser on strategic and business issues, and Consultant is willing to accept that role; and

         WHEREAS, the Company and Consultant mutually desire that the Consulting Fees and Benefits" (as defined in Section 4 below) payable to Consultant under this Agreement shall be in lieu of any payments to which Consultant is otherwise entitled under Section 4.3(f) and (g) of the Employment Agreement, provided that the Company timely complies with its obligations under this Agreement; and

         WHEREAS, the Company and Consultant desire to make it clear that Consultant's status as an officer and employee of the Company and Hemex, Inc. under the Employment Agreement has been terminated, and in that regard to terminate those sections of the Employment Agreement that no longer are applicable due to the termination of Consultant's employment.

         NOW, THEREFORE, the parties hereto for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby agree as follows:

         1.       ENGAGEMENT AS CONSULTANT.

                  Effective June 1, 2001, the Company engages Consultant as an adviser and consultant to the Company President and Chief Executive Officer, and Consultant hereby accepts such engagement, subject to the terms and conditions set forth below.

         2.       TERM OF ENGAGEMENT.

                  The term of Consultant's engagement under this Agreement shall be the 24-month period from June 1, 2001 through May 31, 2003 ("Term").

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         3.       SCOPE OF ENGAGEMENT.

                  The Consultant shall advise the Company's President and Chief Executive Officer on strategic and business issues, as requested by the Company from time-to-time during the Term. Consultant shall not be required to travel from the Buffalo, New York area for these consulting activities, nor shall he be required to spend more than 8 hours per month fulfilling his consulting duties under this Agreement.

          4.     CONSULTING FEES AND BENEFITS.

                 (a) The Company shall pay Consultant a total of $120,000 ("Consulting Fees"), plus reimbursement of any Federal and State self-employment, FICA, Medicare and unemployment taxes owed by Consultant as a result of his engagement under this Agreement, (collectively the "Self-Employment Taxes").

                 (b) The Consulting Fees shall be paid in 24 equal monthly installments of $5,000 payable on the last day of each month throughout the Term, commencing June 30, 2001.

                 (c) The Consultant shall notify the Company on or prior to December 31. 2001, December 31, 2002 and May 31, 2003 of the amount of Self-Employment Taxes owed for the years 2001, 2002 and 2003, respectively. The Company shall reimburse the Consultant for these Self-Employment Taxes within 30 days after receiving such notice from Consultant.

                 (d) In addition to the Consulting Fees and Self-Employment Taxes, the Company shall maintain in full force and effect, for Consultant's and his eligible beneficiaries' continued benefit, until the first to occur of (x) his attainment of alternative employment that provides benefits comparable to the Benefits defined below or (y) May 31, 2003, the employee benefits provided pursuant to Company-sponsored benefit plans, programs of other arrangements in which Consultant was entitled to participate as a full-time employee immediately prior to June 1, 2001, subject to the terms and conditions of such plans and programs (the "Benefits"). If Consultant's continued participation is not permitted under the general terms and provisions of such plans, programs and arrangements, the Company shall arrange to provide Consultant with Benefits substantially similar to those which Consultant would have been entitled to receive under such plans, programs and arrangements.

                 (e) In the event that Consultant dies or becomes disabled during the Term, the Company shall continue making all payments required under this Agreement to Consultant's heirs. legatees or estate in the event of his death, or to him or his legal representative in the event of his disability; such payments shall be made in the same amounts and at the same times as they would have been made but for such death or disability.

         5.       PAYMENT ON DEFAULT BY COMPANY.

                 In the event that the Company fails to make any payment of Consulting Fees, Self-Employment Taxes or Benefits required by Section 4 of this Agreement within 30 days after such payment is due, it shall pay to Consultant the sum of $120,000 less the total of all monthly Consulting Fees actually paid to Consultant under Section 4(b) above, plus an amount equal to the Self-Employment Taxes owed on the payment required under this Section 5, plus the amount necessary to compensate Consultant for the loss of any Benefits for the balance of the Term. Payment of these amounts shall not relieve the Company of any other obligations owed to Consultant.

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         6.       INTERESTED DIRECTOR TRANSACTION.

                  Because Consultant is a member of the Company's Board of Directors, this Agreement constitutes an "interest director transaction" under the Nevada General Corporation Law. The Company hereby represents that this Agreement has been presented to, and approved by, the Company's Board of Directors.

         7.       TERMINATION OF EMPLOYMENT AGREEMENT.

                 (a) Subject to Consultant's receipt of written acknowledgement from the Company that it owed Consultant $224,150 as of June 1, 2001 for amounts owed by Hemex, Inc. unpaid salary, unpaid medical benefits, and loans, advances and business expenses, the Company and Consultant agree that the Employment Agreement is hereby terminated and is null and void, except as otherwise provided in Section 7(b) below.

                 (b) The Company and Consultant agree that Article V (Restrictive Covenants). Sections 6.3(b) [DISPUTE RESOLUTION], 6.4 [SUCCESSORS; BINDING AGREEMENT], 6.6 [SEVERABILITY]. 6.7 [NOTICES]. 6.12 [GOVERNING LAW], and Exhibit "A" (Dispute Resolution Procedures) in the Employment Agreement shall survive the termination of the Employment Agreement and shall apply in accordance with their respective terms

         8.      MITIGATION OF DAMAGES; NO SET-OFF; DISPUTE RESOLUTION.

                 (a) Consultant shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Consultant as the result of employment by another employer. The Company's obligation to make the payments provided for in this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim or action which the Company may have against Consultant.

                 (b) If there shall be any dispute between the Company and Consultant, the dispute shall be resolved in accordance with the dispute resolution procedures set forth in Exhibit "A" hereto, the provisions of which are incorporated as a part hereof and the parties hereto hereby agree that such dispute resolution procedures shall be the exclusive method for resolution of disputes under this Agreement. In the event of a dispute hereunder, until there is a resolution and award as provided in Exhibit the Company shall pay all amounts, and provide all benefits, to Consultant and/or Consultant's family or other beneficiaries, as the case may be, that the Company would be required to pay or provide hereunder and shall pay the reasonable legal fees and expenses of counsel for Consultant in connection with such. dispute resolution; provided, however, that the Company shall not be required to pay any disputed amounts or any legal fees and expenses pursuant to this Subparagraph (b) except upon receipt of a written undertaking by or on behalf of Consultant (and/or Consultant's family or other beneficiaries, as the case may be) to repay, without interest or penalty, as soon as practicable after completion of the dispute resolution (A) all such amounts to which Consultant (or Consultant's family or other beneficiaries, as the case may be) is ultimately adjudged to not be entitle with respect to the payment of such disputed amount(s) and (B) in addition, in the case of legal fees and expenses, a proportionate amount of legal fees and expenses attributable to any of Consultant's claim(s) or any of Consultant's defenses or counter-claim(s), if any, which shall have been found by the dispute resolver to have been frivolous or without merit.

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         9. SUCCESSORS; BINDING AGREEMENT. This Agreement shall be binding upon any successor to the Company and shall inure to the benefit of and be enforceable by Consultant's personal or legal representatives, beneficiaries. designees, executors, administrators, heirs, distributees, devisees and legatees.

         10. MODIFICATION; NO WAIVER. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument by the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any other term or condition.

         11. SEVERABILITY. The covenants and agreements contained herein are separate and severable and the invalidity or unenforceability of any one or more of such covenants or agreements, if not material to the arrangement that is the basis for this Agreement, shall not affect the validity or enforceability of any other covenant or agreement contained herein.

         12. NOTICES. All the notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, to the parties hereto at the following addresses:

                          If to the Company, to it at:

                          Aethlon Medical. Inc.
                          7825 Fay Avenue
                          Suite 200
                          La Jolla, California 92037

                          If Consultant, to him at:
                          Mr. Franklyn S. Barry, Jr.
                          1141 Delaware Avenue
                          Unit 3N
                          Buffalo, New York 14209

         13 ASSIGNMENT. This Agreement and any rights hereunder shall not be assignable by either party without the prior written consent of the other party except as otherwise specifically provided for herein.

         14. ENTIRE UNDERSTANDING. This Agreement (together with the Exhibit incorporated as a part hereof constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and no agreement, representation, warranty or covenant has been made by either party except as expressly set forth herein with respect to the subject matter hereof.

         15. CONSULTANT'S REPRESENTATIONS. Consultant represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound.

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         16. INDEPENDENT CONTRACTOR. This Agreement calls for the performance of
Consultant's services as an independent contractor and he will not be considered an employee of the Company for any purposes.

         17. GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of New York applicable to contracts executed and wholly performed within such state.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                     COMPANY

                                     Aethlon Medical, Inc. a Nevada Corporation

                                     By:  /s/ James A Joyce President and CEO

                                     CONSULTANT


                                     FRANKLYN S BARRY, JR.

                                     By: /s/ Franklyn S Barry, Jr.


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                                   EXHIBIT "A"
                          DISPUTE RESOLUTION PROCEDURES

         A. If a controversy should arise which is covered by Section 8(b) of this Agreement, then not later than twelve (12) months from the date of the event which is the subject of dispute either party may serve on the other a written notice specifying the existence of such controversy and setting forth in reasonably specific detail the grounds thereof ("Notice of Controversy"); PROVIDED that, in any event, the other party shall have at least thirty (30) days from and after the date of the Notice of Controversy to serve a written notice of any counterclaim ("Notice of Counterclaim"). The Notice of Counterclaim shall specify the claim or claims in reasonably specific detail. If the Notice of Controversy or the Notice of Counterclaim, as the case may be, is not served within the applicable period, the claim set forth therein will be deemed to have been waived, abandoned and rendered unenforceable.

         B. Following receipt of the Notice of Controversy (or the Notice of Counterclaim, as the case may be), there shall be a three (3) week period during which the parties will make a good faith effort to resolve the dispute through negotiation ("Period of Negotiation"). Neither party shall take any action during the Period of Negotiation to initiate arbitration proceedings.

         C. If the parties should agree during the Period of Negotiation to mediate the dispute, then the Period of Negotiation shall be extended by an amount of time to be agreed upon by the parties to permit such mediation. In no event, however, may the Period of Negotiation be extended by more than five (5) weeks or, stated differently, in no event may the Period of Negotiation be extended to encompass more than a total of eight (8) weeks.

         D. If the parties agree to mediate the dispute but are thereafter unable to agree within one (1) week on the format and procedures for the mediation, then the effort to mediate shall cease, and the Period of Negotiation shall terminate four (4) weeks from the Notice of Controversy (or the Notice of Counterclaim, as the case may be).

         E. Following the termination of the Period of Negotiation, the dispute (including the main claim and counterclaim, if any) shall be settled by arbitration, and judgment upon the award may be entered in any court having jurisdiction thereof. The format and procedures of the arbitration are set forth below (referred to below as the "Arbitration Agreement").

         F. A notice of intention to arbitrate ("Notice of Arbitration") shall be served within forty-five (45) days of the termination of the Period of Negotiation. If the Notice of Arbitration is not served within this period, the claim set forth in the Notice of Controversy (or the Notice of Counterclaim, as the case may be) will be deemed to have been waived, abandoned and rendered unenforceable.

         G. The arbitration, including the Notice of Arbitration, will be governed by the Commercial Rules of the American Arbitration Association except that the terms of this Arbitration Agreement shall control in the event of any difference or conflict between such Rules and the terms of this Arbitration Agreement. The arbitration shall be scheduled to take place in Buffalo, New York.

         H. The dispute resolver shall reach a decision on the merits on the basis of applicable legal principles as embodied in the law of the State of New York.

         I. There shall be one dispute resolver, regardless of the amount in controversy. The dispute resolver will be empowered to render an award and interim decisions and shall be a member of the bar of any of the fifty States of the United States or of the District of Columbia. The dispute resolver shall be promptly appointed pursuant to Rule 13 of the Commercial Rules of the American Arbitration Association ("AAA"). If the dispute resolver has not been appointed

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within forty-five (45) days of the AAA's initial transmission of lists of potential arbitrators, then the AAA shall unilaterally designate the dispute resolver.

         J. At the time of appointment and as a condition thereto, the dispute resolver will be apprised of the time limitations and other provisions of this Arbitration Agreement and shall indicate such dispute resolver's agreement to the Tribunal Administrator to comply with such provisions and time limitations.

         K. During the 30-day period following appointment of the dispute resolver, either party may serve on the other a request for limited numbers of documents directly related to the dispute. Such documents will be produced within seven (7) days of the request.

         L. Following the 30-day period of document production, there will be a forty-five (45) day period during which limited depositions will be permissible. Neither party will take more than five (5) depositions, and no deposition will exceed three (3) hours of direct testimony.

         M. Disputes as to discovery or prehearing matters of a procedural nature shall be promptly submitted to the dispute resolver pursuant to telephone conference call or otherwise. The dispute resolver shall make every effort to render a ruling on such interim matters at the time of the hearing (or conference call) or within five (5) business days thereafter.

         N. Following the period of depositions, the arbitration hearing shall promptly commence. The dispute resolver will make every effort to commence the hearing within thirty (30) days of the conclusion of the deposition period and, in addition, will make every effort to conduct the hearing on consecutive business days to conclusion.

         O. An award will be rendered, at the latest, within nine (9) months of the date of the Notice of Arbitration and within thirty (30) days of the close of the arbitration hearing. The award shall set forth the grounds for the decision in reasonably specific detail and shall also specify whether any claim (or defense or counterclaim) of Executive is found to be frivolous or without merit and what proportion, if any, of his legal fees and expenses which have been paid by the Company Executive shall be required to repay to the Company in accordance with Section 8(b). The award shall be final and nonappealable.

         P. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THEY ARE WAIVING THEIR RIGHTS TO A TRIAL IN A STATE OR FEDERAL COURT AND ARE ALSO WAIVING THEIR RIGHT TO A JURY TRIAL.

          COMPANY                                  CONSULTANT

          AETHLON MEDICAL, INC.                    FRANKLYN S.  BARRY, JR.
          a Nevada corporation



          By: /s/ James A Joyce, President         By: /s/ Franklyn S Barry, Jr.

                  Its' Chairman of the Board


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